Contacts:	Paul W. Taylor	Christopher G. Treece
	President and Chief Executive Officer	E.V.P., Chief Financial Officer and Secretary
	Guaranty Bancorp	Guaranty Bancorp
	1331 Seventeenth Street, Suite 200	1331 Seventeenth Street, Suite 200
	Denver, CO 80202	Denver, CO 80202
	(303) 293-5563	(303) 675-1194

FOR IMMEDIATE RELEASE:

Guaranty Bancorp announces second consecutive quarter of record net income and the signing of a definitive agreement to acquire Castle Rock Bank Holding Company

•	Increased quarterly net income by $4.4 million, or 78.1%, compared to the second quarter 2016
•	Expanded quarterly return on average assets to 1.19%, compared to 0.97% in the second quarter 2016
•	Continued improvement in quarterly efficiency ratio to 53.77%, compared to 59.08% in the second quarter 2016
•	Reduced the nonperforming asset to total asset ratio to 0.14%, compared to 0.58% in the second quarter 2016

DENVER,  July 19, 2017 - Guaranty Bancorp (Nasdaq: GBNK) (“we”, “our” or “the Company”), a community bank holding company based in Colorado, today announced second quarter 2017 net income of $10.1 million, or $0.36 per basic and diluted common share, compared to $5.7 million, or $0.27 per basic and diluted common share in the second quarter 2016. For the six months ended June 30, 2017, net income was $20.0 million or $0.72 per basic common share and $0.71 per diluted common share, compared to $11.5 million, or $0.54 per basic and diluted common share for the same period in 2016.

Today, the Company announces the signing of a definitive purchase agreement with Castle Rock Bank Holding Company, the holding company for Castle Rock Bank, in an all-stock transaction. Castle Rock Bank, a 43 year old community bank based in Castle Rock, Colorado, has $147.8 million in total assets as of June 30, 2017 and two bank branches strategically located between Denver and Colorado Springs, Colorado. The deal is subject to normal regulatory approvals and customary closing conditions and is expected to close in the first quarter of 2018. Following the close of the transaction, Castle Rock Bank will be merged into Guaranty Bank and Trust and all Castle Rock Bank branches will operate under the Guaranty Bank and Trust name. The Company expects the transaction to be $0.04 accretive to earnings per share in 2018 and have an internal rate of return in excess of 19%. Further information regarding the transaction can be found in the investor presentation filed as an exhibit to Guaranty Bancorp’s Form 8-K filed on July 19, 2017.

“Our quarterly net income growth, together with our expanded quarterly return on average assets, demonstrates the successful business strategies we have in place to enhance shareholder value,” said Paul W. Taylor, President and Chief Executive Officer of Guaranty Bancorp.

Taylor continued, “In addition, our continued commitment to grow our bank through strategic acquisitions is demonstrated by the announcement of our intent to acquire Castle Rock Bank Holding Company. We are pleased to welcome a high quality franchise like Castle Rock Bank with their solid core deposit base and excess liquidity to the Guaranty Bank organization. This acquisition provides a fill-in opportunity within our Front Range footprint and strengthens our position as one of the premier community banks headquartered in Colorado with approximately $3.6 billion in pro forma assets. Castle Rock Bank customers will continue to enjoy the exceptional service and local decision-making that a community bank provides. Customers of Castle Rock Bank will also have more locations along the Front Range to transact their business and enhanced service offerings including an expanded suite of Wealth Management and Treasury Management solutions. The acquisition of Castle Rock Bank furthers our reach into Douglas County, Colorado, a rapidly growing community that ranks 4th in the nation for highest median household income among counties with populations of 65,000 or more, according to the 2015 American Community Survey.”

Key Financial Measures

Income Statement

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2017	2017	2016	2017	2016

	(Dollars in thousands, except per share amounts)
Net income	$10,125	$9,840	$5,686	$19,965	$11,541
Operating earnings (1)	10,232	9,832	6,049	20,064	12,287
Earnings per common share - diluted	0.36	0.35	0.27	0.71	0.54
Earnings per common share - diluted - operating (1)	0.36	0.35	0.28	0.71	0.57
Return on average assets	1.19%	1.18%	0.97%	1.19%	0.98%
Return on average assets - operating (1)	1.21%	1.18%	1.03%	1.19%	1.05%
Return on average equity	11.13%	11.17%	10.03%	11.15%	10.26%
Return on average equity - operating (1)	11.25%	11.16%	10.67%	11.20%	10.93%
Net interest margin	3.74%	3.65%	3.57%	3.69%	3.58%
Efficiency ratio - tax equivalent (2)	53.77%	55.33%	59.08%	54.53%	59.50%
Average cost of interest-bearing liabilities
(including noninterest-bearing deposits)	0.46%	0.43%	0.39%	0.44%	0.37%
Average cost of deposits
(including noninterest-bearing deposits)	0.26%	0.23%	0.23%	0.25%	0.23%
________________________

(1) See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures" later in this document.

(2) The efficiency ratio equals noninterest expense adjusted to exclude amortization of intangible assets, prepayment penalties on long-term debt, impairment of long-lived assets and merger related expenses, divided by the sum of tax equivalent net interest income and tax equivalent noninterest income. To calculate tax equivalent net interest income and noninterest income, the interest earned on tax exempt loans and investment securities and the income earned on bank-owned life insurance have been adjusted to reflect the amount that would have been earned had these investments been subject to normal income taxation.

Balance Sheet

	June 30,	March 31,	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016
	(Dollars in thousands, except per share amounts)
Total investments	$569,812	$584,746	$590,856	$562,091	$369,008
Total loans, net of deferred costs and fees	2,578,472	2,570,750	2,519,138	2,412,999	1,898,543
Allowance for loan losses	(23,125)	(23,175)	(23,250)	(23,300)	(23,050)
Total assets	3,403,852	3,399,651	3,366,427	3,346,265	2,395,015
Total deposits	2,763,623	2,765,630	2,699,084	2,752,112	1,847,361
Book value per common share	12.94	12.64	12.44	12.39	10.55
Tangible book value per common share(1)	10.46	10.13	9.91	9.85	10.33
Equity ratio - GAAP	10.80%	10.56%	10.47%	10.50%	9.60%
Tangible common equity ratio(1)	8.91%	8.65%	8.52%	8.53%	9.42%
Total risk-based capital ratio	13.65%	13.44%	13.58%	14.07%	13.34%
________________________

(1) See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures" later in this document.

Net Interest Income and Margin

The following tables present, for the periods indicated, average assets, liabilities and stockholders’ equity, as well as interest income from average interest-earning assets, interest expense from average interest-bearing liabilities and the resultant yields and costs expressed in percentages. Nonaccrual loans are included in the calculation of average loans and leases, while interest thereon is excluded from the computation of yield earned.

	Three Months Ended			Three Months Ended			Three Months Ended
	June 30, 2017			March 31, 2017			June 30, 2016
	Average Balance	Interest Income or Expense	Average Yield or Cost	Average Balance	Interest Income or Expense	Average Yield or Cost	Average Balance	Interest Income or Expense	Average Yield or Cost

	(Dollars in thousands)
ASSETS:
Interest-earning assets:
Gross loans, net of deferred costs
and fees (1)(3)	$2,581,043	$28,976	4.50%	$2,540,421	$27,392	4.37%	$1,845,337	$19,057	4.15%
Investment securities (1)
Taxable	354,230	2,356	2.67%	361,799	2,315	2.59%	271,891	1,753	2.59%
Tax-exempt	201,893	1,243	2.47%	202,094	1,237	2.48%	94,397	757	3.23%
Bank Stocks (4)	23,531	347	5.91%	24,237	389	6.51%	20,165	281	5.60%
Other earning assets	4,549	11	0.97%	4,097	8	0.79%	2,822	3	0.43%
Total interest-earning assets	3,165,246	32,933	4.17%	3,132,648	31,341	4.06%	2,234,612	21,851	3.93%
Non-earning assets:
Cash and due from banks	34,714			35,533			24,754
Other assets	204,149			205,972			97,598
Total assets	$3,404,109			$3,374,153			$2,356,964

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand and NOW	$807,883	$354	0.18%	$772,880	$357	0.19%	$378,438	$95	0.10%
Money market	479,009	402	0.34%	490,430	333	0.28%	398,209	266	0.27%
Savings	179,862	49	0.11%	171,738	47	0.11%	151,507	41	0.11%
Time certificates of deposit	414,533	981	0.95%	374,065	800	0.87%	284,178	662	0.94%
Total interest-bearing deposits	1,881,287	1,786	0.38%	1,809,113	1,537	0.34%	1,212,332	1,064	0.35%
Borrowings:
Repurchase agreements	31,794	15	0.19%	36,466	17	0.19%	19,477	8	0.17%
Federal funds purchased	1	-	1.46%	1	-	1.46%	3	-	0.98%
Subordinated debentures	65,014	856	5.28%	64,993	844	5.27%	25,774	225	3.51%
Borrowings	182,617	777	1.71%	210,680	771	1.48%	242,633	733	1.22%
Total interest-bearing liabilities	2,160,713	3,434	0.64%	2,121,253	3,169	0.61%	1,500,219	2,030	0.54%
Noninterest bearing liabilities:
Demand deposits	864,359			880,231			616,046
Other liabilities	14,078			15,381			12,639
Total liabilities	3,039,150			3,016,865			2,128,904
Stockholders' Equity	364,959			357,288			228,060
Total liabilities and stockholders' equity	$3,404,109			$3,374,153			$2,356,964

Net interest income		$29,499			$28,172			$19,821
Net interest margin			3.74%			3.65%			3.57%
Net interest margin, fully tax
equivalent (2)			3.85%			3.76%			3.65%

(1) Yields on loans and securities have not been adjusted to a tax-equivalent basis.

(2) The tax-equivalent basis was computed by calculating the deemed interest on municipal bonds and tax-exempt loans that would have been earned on a fully taxable basis to yield the same after-tax income, net of the interest expense disallowance under Internal Revenue Code Sections 265 and 291, using a combined federal and state marginal tax rate of 38.01%.

(3) The loan average balances and rates include nonaccrual loans.

(4) Includes Bankers’ Bank of the West stock, Federal Reserve Bank stock, Federal Home Loan Bank stock and Pacific Coast Bankers’ Bank stock.

Net Interest Income and Margin (continued)

	Six Months Ended			Six Months Ended
	June 30, 2017			June 30, 2016
	Average Balance	Interest Income or Expense	Average Yield or Cost	Average Balance	Interest Income or Expense	Average Yield or Cost

	(Dollars in thousands)
ASSETS:
Interest-earning assets:
Gross loans, net of deferred costs
and fees (1)(3)	$2,560,845	$56,368	4.44%	$1,831,669	$37,911	4.16%
Investment securities (1)
Taxable	357,993	4,671	2.63%	286,747	3,713	2.60%
Tax-exempt	201,993	2,480	2.48%	92,663	1,488	3.23%
Bank Stocks (4)	23,883	736	6.21%	20,533	592	5.80%
Other earning assets	4,324	19	0.89%	2,817	7	0.50%
Total interest-earning assets	3,149,038	64,274	4.12%	2,234,429	43,711	3.93%
Non-earning assets:
Cash and due from banks	35,121			24,868
Other assets	205,053			98,762
Total assets	$3,389,212			$2,358,059

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand and NOW	$790,478	$712	0.18%	$378,107	$186	0.10%
Money market	484,688	735	0.31%	400,109	525	0.26%
Savings	175,823	96	0.11%	152,180	83	0.11%
Time certificates of deposit	394,410	1,780	0.91%	279,271	1,277	0.92%
Total interest-bearing deposits	1,845,399	3,323	0.36%	1,209,667	2,071	0.34%
Borrowings:
Repurchase agreements	34,117	32	0.19%	20,207	18	0.18%
Federal funds purchased	1	-	1.46%	2	-	0.98%
Subordinated debentures	65,004	1,700	5.27%	25,774	450	3.51%
Borrowings	196,570	1,548	1.59%	249,825	1,356	1.09%
Total interest-bearing liabilities	2,141,091	6,603	0.62%	1,505,475	3,895	0.52%
Noninterest bearing liabilities:
Demand deposits	872,251			613,891
Other liabilities	14,725			12,573
Total liabilities	3,028,067			2,131,939
Stockholders' Equity	361,145			226,120
Total liabilities and stockholders' equity	$3,389,212			$2,358,059

Net interest income		$57,671			$39,816
Net interest margin			3.69%			3.58%
Net interest margin, fully tax
equivalent (2)			3.80%			3.66%

(1) Yields on loans and securities have not been adjusted to a tax-equivalent basis.

(2) The tax-equivalent basis was computed by calculating the deemed interest on municipal bonds and tax-exempt loans that would have been earned on a fully taxable basis to yield the same after-tax income, net of the interest expense disallowance under Internal Revenue Code Sections 265 and 291, using a combined federal and state marginal tax rate of 38.01%.

(3) The loan average balances and rates include nonaccrual loans.

(4) Includes Bankers’ Bank of the West stock, Federal Reserve Bank stock, Federal Home Loan Bank stock and Pacific Coast Bankers’ Bank stock.

Net Interest Income and Margin (continued)

During the second quarter 2017, our net interest margin increased to 3.74%, compared to 3.57% for the second quarter 2016 and 3.65% for the first quarter 2017. The yield on average earnings assets increased to 4.17% for the second quarter 2017, compared to 3.93% for the second quarter 2016 and 4.06% for the first quarter 2017. Beginning in the third quarter 2016, net interest margin and loan yield were favorably impacted by the accretion of the discount on loans acquired in the Home State transaction. Accretion on acquired loans increased to $1.2 million in the second quarter 2017, compared to $0.8 million in the first quarter 2017. Second quarter 2017 interest income included $0.9 million of accreted discount on loans paid off during the quarter. The cost of interest-bearing liabilities increased to 0.64% for the second quarter 2017, compared to 0.54% for the second quarter 2016 and 0.61% for the first quarter 2017. The July 2016 issuance of $40.0 million of unsecured fixed-to-floating rate subordinated notes, bearing an initial interest rate of 5.75% through July 2021, was a primary driver of the increase in the average cost of interest-bearing liabilities.

Net interest income increased $9.7 million, or 48.8% in the second quarter 2017, compared to the same quarter in 2016, and increased $1.3 million, or 4.7%, compared to the first quarter 2017. The increase in net interest income was driven by an increase in average earning assets and the accretion of the discount on loans acquired in the acquisition of Home State Bancorp, partially offset by an increase in average interest-bearing liabilities.

For the six months ended June 30, 2017, net interest income increased $17.9 million, compared to the same period in 2016, primarily due to a $914.6 million, or 40.9% increase in average earning assets, partially offset by a $635.6 million, or 42.2% increase in average interest bearing liabilities. Accretion of discount on acquired loans was $2.0 million during the six months ended June 30, 2017. There was no accretion of discount on acquired loans in the six months ended June 30, 2016. The Company acquired $445.5 million in loans and $769.7 million in deposits as a result of the September 2016 Home State transaction.

Noninterest Income

The following table presents noninterest income as of the dates indicated:

	Three Months Ended			Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016

	(In thousands)
Noninterest income:
Deposit service and other fees	$3,545	$3,280	$2,292	$6,825	$4,461
Investment management and trust	1,483	1,521	1,276	3,004	2,556
Increase in cash surrender value of
life insurance	615	595	460	1,210	908
Loss on sale of securities	-	-	(101)	-	(56)
Gain on sale of SBA loans	447	381	110	828	264
Other	252	625	105	877	187
Total noninterest income	$6,342	$6,402	$4,142	$12,744	$8,320

Beginning in the third quarter 2016, noninterest income was favorably impacted by the Home State transaction, affecting deposit service and other fees, investment management and trust and merchant income; included in “other” in the table above.

Noninterest income increased $2.2 million, or 53.1% in the second quarter 2017, compared to the same quarter in 2016 and decreased $0.1 million, compared to the first quarter 2017. Second quarter 2017 deposit service and other fees increased $0.3 million, compared to the first quarter 2017, primarily due to an increase in debit card interchange income and an increase in annual fees on overdraft protection accounts. First quarter 2017 noninterest income included a $0.3 million gain on sale of our $2.0 million credit card loan portfolio.

For the six months ended June 30, 2017, noninterest income increased $4.4 million, or 53.2%, compared to the same period in 2016. In addition to the impact of the Home State transaction, gain on sale of SBA loans increased $0.6 million and bank-owned life insurance increased $0.3 million for the six months ended June 30, 2017, compared to the same period in 2016.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated:

	Three Months Ended			Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016

	(In thousands)
Noninterest expense:
Salaries and employee benefits	$11,247	$11,926	$8,520	$23,173	$17,308
Occupancy expense	1,674	1,552	1,261	3,226	2,636
Furniture and equipment	975	945	713	1,920	1,531
Amortization of intangible assets	648	649	239	1,297	479
Other real estate owned, net	126	68	5	194	7
Insurance and assessments	647	706	597	1,353	1,210
Professional fees	1,252	974	906	2,226	1,763
Impairment of long-lived assets	34	190	-	224	-
Other general and administrative	3,900	3,519	2,893	7,419	5,992
Total noninterest expense	$20,503	$20,529	$15,134	$41,032	$30,926

Beginning in the third quarter 2016, noninterest expense was significantly impacted by the Home State transaction, primarily affecting salaries and employee benefits, other general and administrative, amortization of intangible assets and occupancy.

Salaries and employee benefits increased $2.7 million in the second quarter 2017, compared to the same quarter in 2016, primarily due to a $1.8 million increase in base salaries and a $0.5 million increase in our self-funded medical plan. Since June 30, 2016, our full-time equivalent employees (FTE) increased by 128 FTE to 491 FTE at June 30, 2017. Other general and administrative expenses increased $1.0 million in the second quarter 2017, compared to the same quarter in 2016, primarily due to increases in data processing and debit card interchange expense.

Salaries and employee benefits decreased $0.7 million in the second quarter 2017, compared to the first quarter 2017, mostly due to a decline in payroll taxes related to the timing of the annual payroll cycle. Offsetting the decline in salaries and employee benefits, other general and administrative expense increased $0.4 million and professional fees increased $0.3 million in the second quarter 2017, compared to the first quarter 2017. The increase in general and administrative expense in the second quarter 2017, compared to the first quarter 2017, was related to increases in data processing expense and security expense. The increase in professional fees in the second quarter 2017, compared to the first quarter 2017, was mostly related to increases to legal and miscellaneous professional fees.

For the six months ended June 30, 2017, noninterest expense increased $10.1 million, compared to the same period in 2016, primarily due to the impact of the Home State transaction. Salaries and employee benefits increased $5.9 million for the six months ended June 30, 2017, compared to the same period in 2016, primarily due to a $3.8 million increase in base salary expense and a $1.2 million increase in our self-funded medical plan. Other general and administrative expense increased $1.4 million for the six months ended June 30, 2017, compared to the same period in 2016, due to increases in data processing, debit card interchange expense and communication expense. Amortization of intangible assets increased $0.8 million for the six months ended June 30, 2017, compared to the same period in 2016, due to the intangible assets recorded in the Home State transaction. Occupancy expense increased $0.6 million for the six months ended June 30, 2017, compared to the same period in 2016, due to increases in real estate taxes and depreciation. As a result of the Home State transaction, we acquired eleven branches and closed five branches by the end of 2016.

Balance Sheet

	June 30,	March 31,	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016
	(Dollars in thousands)
Total assets	$3,403,852	$3,399,651	$3,366,427	$3,346,265	$2,395,015
Average assets, quarter-to-date	3,404,109	3,374,153	3,336,143	2,613,133	2,356,964
Total loans, net of deferred costs and fees	2,578,472	2,570,750	2,519,138	2,412,999	1,898,543
Total deposits	2,763,623	2,765,630	2,699,084	2,752,112	1,847,361

Equity ratio - GAAP	10.80%	10.56%	10.47%	10.50%	9.60%
Tangible common equity ratio	8.91%	8.65%	8.52%	8.53%	9.42%

Second quarter 2017 average assets were $3.4 billion, reflecting an increase of $1.0 billion compared to June 30, 2016, and an increase of $30.0 million compared to March 31, 2017. During the third quarter 2016, the Company acquired $445.5 million in loans and $769.7 million in deposits in the Home State transaction.

The following table sets forth the amount of loans outstanding at the dates indicated:

	June 30,	March 31,	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016
	(In thousands)
Loans held for sale	$887	$951	$4,129	$-	$-
Commercial and residential real estate	1,799,114	1,800,194	1,768,424	1,752,113	1,428,397
Construction	99,632	103,682	88,451	75,603	26,497
Commercial	451,701	451,708	432,083	400,281	336,069
Consumer	122,994	120,231	125,264	81,766	66,539
Other	103,990	93,979	100,848	102,887	40,640
Total gross loans	2,578,318	2,570,745	2,519,199	2,412,650	1,898,142
Deferred costs and (fees)	154	5	(61)	349	401
Loans, net	2,578,472	2,570,750	2,519,138	2,412,999	1,898,543
Less allowance for loan losses	(23,125)	(23,175)	(23,250)	(23,300)	(23,050)
Net loans	$2,555,347	$2,547,575	$2,495,888	$2,389,699	$1,875,493

The following table presents the changes in the Company’s loan balances at the dates indicated:

	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2017	2016	2016	2016	2016
	(In thousands)
Beginning balance	$2,570,745	$2,519,199	$2,412,650	$1,898,142	$1,829,909	$1,814,281
New credit extended	132,420	139,185	232,499	129,064	121,753	105,843
Acquisition of Home State Bank	-	-	-	445,529	-	-
Net existing credit advanced	73,298	111,821	142,448	153,390	87,524	50,482
Net pay-downs and maturities	(196,511)	(195,678)	(272,326)	(214,089)	(142,516)	(139,914)
Other	(1,634)	(3,782)	3,928	614	1,472	(783)
Gross loans	2,578,318	2,570,745	2,519,199	2,412,650	1,898,142	1,829,909
Deferred costs and (fees)	154	5	(61)	349	401	337
Loans, net	$2,578,472	$2,570,750	$2,519,138	$2,412,999	$1,898,543	$1,830,246

Net change - loans outstanding	$7,722	$51,612	$106,139	$514,456	$68,297	$15,710

For the six months ended June 30, 2017, new credit extended and credit advanced on existing lines increased $91.1 million, or 24.9% to $456.7 million, compared to $365.6 million in the same period in 2016. Net pay-downs and maturities on loans increased $109.8 million, or 38.9% to $392.2 million for the six months ended June 30, 2017, compared to $282.4 million for the same period in 2016. In addition to contractual loan principal payments and maturities, the second quarter 2017 included $40.1 million in early payoffs related to our borrowers selling their assets, $18.0 million in payoffs due to our strategic decision not to match certain financing terms offered by competitors, $17.2 million in loan pay-downs related to fluctuations in loan balances to existing customers and $8.1 million in loan payoffs related to watch or classified loans.

Balance Sheet (continued)

Second quarter 2017 average loans increased $40.6 million, or 6.4% annualized. Net loan growth was $7.7 million during the second quarter 2017, compared to the first quarter 2017. During the twelve months ended June 30, 2017, loans increased by $679.9 million, or 35.8%. Excluding the loans acquired in the transaction with Home State, loans grew $234.4 million, or 12.3% since June 30, 2016.

The following table sets forth the amounts of deposits outstanding at the dates indicated:

	June 30,	March 31,	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016
	(In thousands)
Noninterest-bearing demand	$876,043	$868,189	$916,632	$857,064	$638,110
Interest-bearing demand and NOW	811,639	821,518	767,523	802,043	383,492
Money market	475,656	489,921	484,664	554,447	392,730
Savings	183,200	178,157	164,478	160,698	149,798
Time	417,085	407,845	365,787	377,860	283,231
Total deposits	$2,763,623	$2,765,630	$2,699,084	$2,752,112	$1,847,361

At June 30, 2017, deposits were $2.8 billion, an increase of $0.9 billion, or 49.6%,  compared to June 30, 2016. The $769.7 million in deposits acquired in the Home State transaction,  consisted of $685.6 million in non-maturing deposits and $84.1 million in time deposits. Excluding the deposits acquired in the Home State transaction total deposits grew $146.6 million during the twelve months ended June 30, 2017. At June 30, 2017, noninterest-bearing deposits as a percentage of total deposits were 31.7%, compared to 34.5% at June 30, 2016 and 31.4% at March 31, 2017. At June 30, 2017, securities sold under agreements to repurchase were $29.6 million, compared to $36.9 million at December 31, 2016 and $18.0 million at June 30, 2016. Securities sold under agreements to repurchase acquired in the Home State transaction were $20.0 million.

Regulatory Capital Ratios

The following table provides the capital ratios of the Company and the Bank as of the dates presented, along with the applicable regulatory capital requirements:

	Ratio at June 30, 2017	Ratio at December 31, 2016	Minimum Requirement for “Adequately Capitalized” Institution plus fully phased in Capital Conservation Buffer	Minimum Requirement for "Well-Capitalized" Institution
Common Equity Tier 1 Risk-Based Capital Ratio
Consolidated	10.61%	10.46%	7.00%	N/A
Guaranty Bank and Trust Company	12.19%	12.43%	7.00%	6.50%

Tier 1 Risk-Based Capital Ratio
Consolidated	11.47%	11.34%	8.50%	N/A
Guaranty Bank and Trust Company	12.19%	12.43%	8.50%	8.00%

Total Risk-Based Capital Ratio
Consolidated	13.65%	13.58%	10.50%	N/A
Guaranty Bank and Trust Company	12.99%	13.26%	10.50%	10.00%

Leverage Ratio
Consolidated	9.98%	9.81%	4.00%	N/A
Guaranty Bank and Trust Company	10.60%	10.76%	4.00%	5.00%

At June 30, 2017, all of our regulatory capital ratios remained well above minimum requirements for a “well-capitalized” institution. Our consolidated total risk-based capital ratio increased compared to December 31, 2016, primarily due to an increase in retained 2017 earnings. At June 30, 2017, our bank-level capital ratios declined compared to December 31, 2016, primarily due to the $18.7 million dividend paid to the Company in the second quarter 2017 to fund stockholder dividends and debt servicing during 2017.

Asset Quality

The following table presents select asset quality data, including quarterly charged-off loans, recoveries and provision for loan losses as of the dates indicated:

	June 30,	March 31,	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016
	(Dollars in thousands)
Originated nonaccrual loans	$3,332	$3,387	$3,345	$3,399	$13,326
Purchased credit impaired loans	1,290	1,715	1,902	2,108	-
Accruing loans past due 90 days or more (1)	-	-	-	335	-

Total nonperforming loans (NPLs)	$4,622	$5,102	$5,247	$5,842	$13,326
Other real estate owned and foreclosed assets	113	257	569	637	674

Total nonperforming assets (NPAs)	$4,735	$5,359	$5,816	$6,479	$14,000

Total classified assets	$29,188	$30,201	$33,443	$34,675	$25,644

Accruing loans past due 30-89 days (1)	$957	$3,858	$1,337	$2,157	$2,386

Charged-off loans	$(338)	$(125)	$(290)	$(72)	$(57)
Recoveries	82	45	150	295	72
Net (charge-offs) recoveries	$(256)	$(80)	$(140)	$223	$15

Provision for loan losses	$206	$5	$90	$27	$10

Allowance for loan losses	$23,125	$23,175	$23,250	$23,300	$23,050

Unaccreted loan discount(5)	$12,665	$13,896	$14,682	$15,721	$-

Selected ratios:
NPLs to loans, net of deferred costs and fees (2)	0.18%	0.20%	0.21%	0.24%	0.70%
NPAs to total assets	0.14%	0.16%	0.17%	0.19%	0.58%
Allowance for loan losses to NPLs	500.32%	454.23%	443.11%	398.84%	172.97%
Allowance for loan losses to loans, net of
deferred costs and fees (2)	0.90%	0.90%	0.92%	0.97%	1.21%
Loans 30-89 days past due to loans, net of
deferred costs and fees (2)	0.04%	0.15%	0.05%	0.09%	0.13%
Texas ratio (3)	1.26%	1.39%	1.55%	1.77%	5.17%
Classified asset ratio (4)	8.08%	8.24%	9.79%	10.69%	10.55%
________________________

(1) Past due loans include both loans that are past due with respect to payments and loans that are past due because the loan has matured, and is in the process of renewal, but continues to be current with respect to payments.

(2) Loans, net of deferred costs and fees, exclude loans held for sale.
(3) Texas ratio defined as total NPAs divided by subsidiary bank only Tier 1 Capital plus allowance for loan losses.
(4) Classified asset ratio defined as total classified assets to subsidiary bank only Tier 1 Capital plus allowance for loan losses.

    (5) Related to loans acquired in the Home State transaction.

Asset Quality (continued)

The following tables summarize past due loans held for investment by class as of the dates indicated:

June 30, 2017	30-89 Days Past Due	90 Days + Past Due and Still Accruing	Nonaccrual	Total Nonaccrual and Past Due	Total Loans, Held for Investment
	(In thousands)
Commercial and residential
real estate	$-	$-	$2,154	$2,154	$1,799,222
Construction	-	-	-	-	99,638
Commercial	587	-	1,368	1,955	451,728
Consumer	370	-	193	563	123,001
Other	-	-	907	907	103,996
Total	$957	$-	$4,622	$5,579	$2,577,585

December 31, 2016	30-89 Days Past Due	90 Days + Past Due and Still Accruing	Nonaccrual	Total Nonaccrual and Past Due	Total Loans, Held for Investment
	(In thousands)
Commercial and residential
real estate	$1,258	$-	$2,835	$4,093	$1,768,381
Construction	-	-	-	-	88,449
Commercial	37	-	1,094	1,131	432,072
Consumer	42	-	201	243	125,261
Other	-	-	1,117	1,117	100,846
Total	$1,337	$-	$5,247	$6,584	$2,515,009

During the second quarter 2017, nonperforming assets decreased by $0.6 million from March 31, 2017 and $9.3 million from June 30, 2016. The $9.3 million decline in nonperforming assets, compared to June 30, 2016 included the return of a $9.4 million out-of-state loan syndication to performing status. Also, as a result of the transaction with Home State, $2.1 million of nonperforming loans were acquired. At June 30, 2017, performing troubled debt restructurings were $23.4 million, compared to $23.2 million at March 31, 2017 and $13.1 million at June 30, 2016. The increase in performing troubled debt restructurings in the second quarter 2017, compared to the same quarter in 2016, was primarily due to a return of the $9.4 million out-of-state loan syndication to performing status, described above.

At June 30, 2017, classified assets represented 8.1% of bank-level Tier 1 risk-based capital plus allowance for loan losses, compared to 8.2% at March 31, 2017 and 10.6% at June 30, 2016.

Net charge-offs were $0.3 million during the second quarter of 2017, compared to $0.1 million during the first quarter 2017 and immaterial net recoveries in the second quarter of 2016. During the second quarter 2017, the Bank recorded a $0.2 million provision for loan losses, compared to immaterial provisions in the first quarter 2017 and the second quarter 2016. The Bank considered recoveries, historical charge-offs, the level of nonperforming loans, loan growth and other factors when determining the adequacy of the allowance for loan losses and the resulting amount of loan loss provision to be recognized during the quarter.

Shares Outstanding

As of June 30, 2017, the Company had 28,406,758 shares of voting common stock outstanding, of which 487,994 shares were in the form of unvested stock awards.

Non-GAAP Financial Measures

The Company discloses certain non-GAAP financial measures related to tangible assets, including tangible book value and tangible common equity, and operating earnings adjusted for merger-related expenses, OREO expenses, debt termination expense, impairments of long-lived assets, securities gains and losses and gains or losses on the sale or disposal of other assets. The Company also discloses the following GAAP profitability metrics alongside the operating earnings equivalent: return on average assets, return on average equity and earnings per share (diluted).

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedule reconciles the non-GAAP operating earnings to GAAP net income as of the dates indicated:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,		June 30,
	2017	2017	2016	2017		2016

	(Dollars in thousands, except per share amounts)
Net income	$10,125	$9,840	$5,686	$19,965		$11,541
Expenses adjusted for:
Expenses (gains) related to other real
estate owned, net	126	68	5	194		7
Merger-related expenses	-	-	347	-		1,022
Impairment of long-lived assets	34	190	-	224		-
Income adjusted for:
Loss on sale of securities	-	-	101	-		56
(Gain) loss on sale of other assets	14	(271)	-	(257)		(14)
Pre-tax earnings adjustment	174	(13)	453	161		1,071
Tax effect of adjustments (1)	(67)	5	(90)	(62)		(325)
Tax effected operating earnings adjustment	107	(8)	363	99	-	746
Operating earnings	$10,232	$9,832	$6,049	$20,064		$12,287

Average assets	$3,404,109	$3,374,153	$2,356,964	$3,389,212		$2,358,059

Average equity	$364,959	$357,288	$228,060	$361,145		$226,120

Fully diluted average common
shares outstanding:	28,095,871	28,090,179	21,378,349	28,120,746		21,437,781

Earnings per common
share–diluted:	$0.36	$0.35	$0.27	$0.71		$0.54
Earnings per common
share–diluted - operating:	$0.36	$0.35	$0.28	$0.71		$0.57

ROAA (GAAP)	1.19%	1.18%	0.97%	1.19%		0.98%
ROAA - operating	1.21%	1.18%	1.03%	1.19%		1.05%

ROAE (GAAP)	11.13%	11.17%	10.03%	11.15%		10.26%
ROAE - operating	11.25%	11.16%	10.67%	11.20%		10.93%
________________
(1) Tax effect calculated using a combined federal and state marginal tax rate of 38.01%, adjusted for tax effect of nondeductible merger-related expenses.

Non-GAAP Financial Measures (continued)

The following non-GAAP schedules reconcile the book value per share to the tangible book value per share and the GAAP equity ratio to the tangible equity ratio as of the dates indicated:

Tangible Book Value per Common Share
	June 30,	December 31,	June 30,
	2017	2016	2016
	(Dollars in thousands, except per share amounts)
Total stockholders' equity	$367,529	$352,378	$229,958
Less: Goodwill and other intangible assets	(70,424)	(71,721)	(4,694)
Tangible common equity	$297,105	$280,657	$225,264

Number of common shares outstanding	28,406,758	28,334,004	21,802,054

Book value per common share	$12.94	$12.44	$10.55
Tangible book value per common share	$10.46	$9.91	$10.33

Tangible Common Equity Ratio
	June 30,	December 31,	June 30,
	2017	2016	2016
	(Dollars in thousands)
Total stockholders' equity	$367,529	$352,378	$229,958
Less: Goodwill and other intangible assets	(70,424)	(71,721)	(4,694)
Tangible common equity	$297,105	$280,657	$225,264

Total assets	$3,403,852	$3,366,427	$2,395,015
Less: Goodwill and other intangible assets	(70,424)	(71,721)	(4,694)
Tangible assets	$3,333,428	$3,294,706	$2,390,321

Equity ratio - GAAP (total stockholders'
equity / total assets)	10.80%	10.47%	9.60%
Tangible common equity ratio (tangible
common equity / tangible assets)	8.91%	8.52%	9.42%

About Guaranty Bancorp

Guaranty Bancorp is a $3.4 billion financial services company that operates as the bank holding company for Guaranty Bank and Trust Company, a premier Colorado community bank. The Bank provides comprehensive financial solutions to consumers and small to medium-sized businesses that value local and personalized service. In addition to loans and depository services, the Bank also offers wealth management solutions, including trust and investment management services. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: failure to maintain adequate levels of capital and liquidity to support the Company’s operations; general economic and business conditions in those areas in which the Company operates, including the impact of global and national economic conditions on our local economy; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; ability to receive regulatory approval for the bank subsidiary to declare dividends to the Company; adequacy of the allowance for loan losses, changes in credit quality and the effect of credit quality on the provision for credit losses and allowance for loan losses; changes in governmental legislation or regulation, including, but not limited to, any increase in FDIC insurance premiums; changes in accounting policies and practices; changes in business strategy or development plans; failure or inability to complete mergers or other corporate transactions; failure or inability to realize fully the expected benefits of mergers or other corporate transactions; Castle Rock Bank’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; difficulty retaining key employees; the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all; changes in the securities markets; changes in consumer spending, borrowing and savings habits; the availability of capital from private or government sources; competition for loans and deposits and failure to attract or retain loans and deposits; failure to recognize expected cost savings; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and terms of other credit agreements; changes in oil and natural gas prices; political instability, acts of war or terrorism and natural disasters; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time. When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties. The Company can give no assurance that any goal or plan or expectation set forth in any forward-looking statement can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. The forward-looking statements are made as of the date of this press release, and, except as may otherwise be required by law, the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Notice to Shareholders

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger transaction, a registration statement on Form S-4 will be filed with the SEC by Guaranty Bancorp. The registration statement will contain a proxy statement/prospectus to be distributed to the shareholders of Castle Rock Bank Holding Company in connection with their vote on the merger. Shareholders of Castle Rock Bank Holding Company are encouraged to read the registration statement and any other relevant documents filed with the SEC, including the proxy statement / prospectus that will be part of the registration statement, because they will contain important information about the proposed merger.  The final proxy statement/prospectus will be mailed to shareholders of Castle Rock Bank Holding Company. Investors and security holders will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Guaranty Bancorp will be available free of charge by (1) accessing the Guaranty Bancorp website at www.gbnk.com under the “SEC Filings” link (2) writing Guaranty Bancorp at 1331 17th Street, Suite 200, Denver, CO 80202, Attention: Investor Relations or (3) writing Castle Rock Bank Holding Company at 509 N. Wilcox St., Castle Rock, CO 80104, Attention: Corporate Secretary.

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	June 30,	December 31,	June 30,
	2017	2016	2016
	(In thousands)
Assets
Cash and due from banks	$46,582	$50,111	$30,446

Time deposits with banks	254	254	-

Securities available for sale, at fair value	305,910	324,228	198,156
Securities held to maturity	240,899	243,979	149,196
Bank stocks, at cost	23,003	22,649	21,656
Total investments	569,812	590,856	369,008

Loans held for sale	887	4,129	-

Loans, held for investment, net of deferred costs and fees	2,577,585	2,515,009	1,898,543
Less allowance for loan losses	(23,125)	(23,250)	(23,050)
Net loans, held for investment	2,554,460	2,491,759	1,875,493

Premises and equipment, net	64,774	67,390	45,769
Other real estate owned and foreclosed assets	113	569	674
Goodwill	56,404	56,404	-
Other intangible assets, net	14,020	15,317	4,694
Bank owned life insurance	74,050	65,538	49,639
Other assets	22,496	24,100	19,292
Total assets	$3,403,852	$3,366,427	$2,395,015

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$876,043	$916,632	$638,110
Interest-bearing demand and NOW	811,639	767,523	383,492
Money market	475,656	484,664	392,730
Savings	183,200	164,478	149,798
Time	417,085	365,787	283,231
Total deposits	2,763,623	2,699,084	1,847,361

Securities sold under agreement to repurchase	29,553	36,948	17,990
Federal Home Loan Bank line of credit borrowing	90,900	124,691	141,600
Federal Home Loan Bank term notes	71,772	72,477	120,000
Subordinated debentures, net	65,023	64,981	25,774
Interest payable and other liabilities	15,452	15,868	12,332
Total liabilities	3,036,323	3,014,049	2,165,057

Stockholders’ equity:
Common stock and additional paid-in capital - common stock	833,600	832,098	713,900
Accumulated deficit	(354,956)	(367,944)	(375,490)
Accumulated other comprehensive loss	(5,112)	(6,726)	(3,837)
Treasury stock	(106,003)	(105,050)	(104,615)
Total stockholders’ equity	367,529	352,378	229,958
Total liabilities and stockholders’ equity	$3,403,852	$3,366,427	$2,395,015

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

	(In thousands, except share and per share data)
Interest income:
Loans, including costs and fees	$28,976	$19,057	$56,368	$37,911
Investment securities:
Taxable	2,356	1,753	4,671	3,713
Tax-exempt	1,243	757	2,480	1,488
Dividends	347	281	736	592
Federal funds sold and other	11	3	19	7
Total interest income	32,933	21,851	64,274	43,711
Interest expense:
Deposits	1,786	1,064	3,323	2,071
Securities sold under agreement to repurchase	15	8	32	18
Borrowings	777	733	1,548	1,356
Subordinated debentures	856	225	1,700	450
Total interest expense	3,434	2,030	6,603	3,895
Net interest income	29,499	19,821	57,671	39,816
Provision for loan losses	206	10	211	26
Net interest income, after provision for loan losses	29,293	19,811	57,460	39,790
Noninterest income:
Deposit service and other fees	3,545	2,292	6,825	4,461
Investment management and trust	1,483	1,276	3,004	2,556
Increase in cash surrender value of life insurance	615	460	1,210	908
Loss on sale of securities	-	(101)	-	(56)
Gain on sale of SBA loans	447	110	828	264
Other	252	105	877	187
Total noninterest income	6,342	4,142	12,744	8,320
Noninterest expense:
Salaries and employee benefits	11,247	8,520	23,173	17,308
Occupancy expense	1,674	1,261	3,226	2,636
Furniture and equipment	975	713	1,920	1,531
Amortization of intangible assets	648	239	1,297	479
Other real estate owned, net	126	5	194	7
Insurance and assessments	647	597	1,353	1,210
Professional fees	1,252	906	2,226	1,763
Impairment of long-lived assets	34	-	224	-
Other general and administrative	3,900	2,893	7,419	5,992
Total noninterest expense	20,503	15,134	41,032	30,926
Income before income taxes	15,132	8,819	29,172	17,184
Income tax expense	5,007	3,133	9,207	5,643
Net income	$10,125	$5,686	$19,965	$11,541

Earnings per common share–basic:	$0.36	$0.27	$0.72	$0.54
Earnings per common share–diluted:	0.36	0.27	0.71	0.54
Dividend declared per common share:	$0.13	$0.12	$0.25	$0.23

Weighted average common shares outstanding-basic:	27,913,082	21,242,520	27,890,446	21,213,706
Weighted average common shares outstanding-diluted:	28,095,871	21,378,349	28,120,746	21,437,781